Exhibit 99.1

FOR IMMEDIATE RELEASE

NRG Energy Responds to November 3 Letter from Exelon Corporation

Princeton, NJ; November 4, 2008 – In response to a new letter from Exelon Corporation dated November 3, 2008, NRG Energy, Inc. (NYSE: NRG) has sent the following letter to John W. Rowe, Chairman and Chief Executive Officer of Exelon Corporation:

November 4, 2008

Mr. John W. Rowe
Chairman and CEO
Exelon Corporation
P.O. Box 805398
Chicago, IL 60680-5398

Dear Mr. Rowe:

We have received your letter dated November 3, 2008, a copy of which is attached hereto.

The Board of Directors of NRG Energy, Inc. is mindful of its fiduciary duties and its obligations under the United States securities laws in regard to this matter. In our news release dated October 20, 2008, we advised our shareholders and other constituencies that NRG’s Board of Directors will review Exelon’s proposal with our advisors and determine the appropriate response in due course.

The NRG Board of Directors is taking the proposal seriously and undertaking a thorough and diligent review of the proposal. NRG’s Board of Directors will respond promptly when our review of the Exelon proposal has been completed.

Sincerely,

/s/ David Crane	/s/ Howard Cosgrove
David Crane President and Chief Executive Officer	Howard Cosgrove Chairman of the Board

The text of the November 3, 2008, letter from Exelon Corporation to NRG Energy follows:

November 3, 2008

Mr. Howard Cosgrove, Chairman of the Board
Mr. David Crane, President and Chief Executive Officer
NRG Energy, Inc.
211 Carnegie Center
Princeton, NJ 08540

Dear Howard and David:

It has been just over two weeks since Exelon submitted its proposal to NRG to acquire all of the outstanding shares of NRG common stock in exchange for 0.485 shares of Exelon common stock. NRG publicly stated in both a press release on October 20 and in your conference call with analysts and investors on October 30 that the NRG board of directors would give our proposal due consideration. While we appreciate the time and effort that you and your board may be expending in reviewing our proposal, you must appreciate that the NRG board has had adequate time to act and further delay in responding is creating uncertainty for your shareholders and other stakeholders.

As you may know, on October 29, Exelon filed a document with the Securities and Exchange Commission as we initiated discussions with investors in which we outlined the financial and operational merits of combining our two companies. The feedback on our proposed transaction from institutional equity and fixed income investors in Exelon and NRG has been positive and reinforced our view that our proposal is in the best interests of both companies and NRG shareholders in particular. We have received strong support on our commitment to maintain investment grade ratings and our financial discipline. Both companies’ shareholders were encouraged that we have identified a structure that reduces execution risk and preserves the value created for shareholders. We also mentioned a possible structure to effect the combination through a negotiated transaction that would create further value for shareholders of both companies by allowing $4.7 billion of NRG senior notes to remain in place, reducing the burden of prepayment and refinancing; again, the response from the investors was very positive and supportive. We would be pleased to discuss with you in detail our ideas for creating shareholder value through a negotiated transaction.

We have met with the rating agencies and continue to believe that we can achieve our goal of investment grade ratings for the combined company. Your bondholders have already experienced an increase in the market value of their bonds and are supportive of our proposal to the point that several have expressed a willingness facilitate a deal, while recognizing that a negotiated transaction might not trigger a change-in-control put at 101%.

At the same time, we have held discussions with financial institutions about financing and, again, while not getting into specifics at this juncture, I think it is fair to characterize those meetings as very positive as well. Indeed, despite continuing turmoil in the financial markets, we are pleased that several major, global banks have already offered to commit more funding than we think necessary to refinance NRG debt in a negotiated transaction structure. Thus, the issue of refinancing NRG’s debt when the transaction closes is not an impediment. On the contrary, we believe that our success with the refinancing effort in this challenging environment serves to underscore the compelling business and financial rationale for the merger and further validates the combination of our two companies.

Let me recap the benefits our proposal provides. First, we are proposing to acquire all of the outstanding NRG common stock at a full and generous price. Indeed, the value to your shareholders was a premium of 37% to the closing price on October 17, the last trading day before we made our proposal public. Second, our proposed transaction not only provides NRG shareholders with an immediate premium on their investment, but also the opportunity to participate in the future growth of a combined company that will possess extraordinary attributes, including a 47,000 MW fleet, best-in-class nuclear and fossil operations with an industry-leading track record in carbon-reduction, a strong balance sheet with investment grade credit ratings and unparalleled fuel and geographic diversity. Finally, the combination of our two companies would result in substantial synergies, which we have estimated at anywhere from $1 to $3 billion (in net present value) and perhaps more; we could refine and verify those estimates together, given an opportunity to conduct reasonable due diligence.

As we also have noted, we do not believe that there are any regulatory or other obstacles that cannot be satisfactorily addressed to allow the timely consummation of this transaction. We have already identified the small number of divestitures we think are required for federal regulatory approvals.

I should add that throughout our meetings and discussions with investors and others one question seems to come up: have you heard back from NRG? Unfortunately, that answer is no. As I noted in my letter of October 19, we stand ready to meet with you, your board, and your legal and financial advisors to evaluate the merits of our proposed transaction and to determine a structure for the combination that will provide substantial value for the shareholders of both companies. That offer still stands, and to facilitate that process, I am attaching a confidentiality agreement that Exelon is willing to sign so that, together, we can move constructively together through a reasonable period of due diligence and negotiation of a definitive merger agreement.

From our ongoing discussions with NRG’s investors, we know there is concern about the continuing delay in responding to our proposal. Considering the strong interest NRG’s major shareholders have shown in our proposal already, we feel that we will get to a point soon where we consider it appropriate to take our offer directly to NRG shareholders rather than continue to wait for the NRG board to act.

We look forward to hearing from you shortly.

Sincerely yours,

/s/ John Rowe
Cc: NRG Energy, Inc. Board of Directors

About NRG
NRG Energy, Inc., a Fortune 500 company, owns and operates one of the country’s largest and most diverse power generation portfolios. NRG’s 48 plants provide approximately 24,000 megawatts of generation capacity—enough to power nearly 20 million homes. In November 2007, NRG won two of the industry’s highest honors—Platts Industry Leadership and Energy Company of the Year awards. Headquartered in Princeton, NJ, NRG is a member of the U.S. Climate Action Partnership (USCAP), a group of business and environmental organizations calling for mandatory legislation to reduce greenhouse gas emissions. More information is available at www.nrgenergy.com.

Safe Harbor Disclosure

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms.  Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially.  Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

###

Contacts:

Investors:	Media:
Nahla Azmy 609.524.4526	Meredith Moore 609.524.4522
David Klein 609.524.4527	Lori Neuman 609.524.4525

David Knox (Texas and Louisiana)
713.795.6106